EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson Chairman (818) 787-7000	Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
Trio-Tech Completes Acquisition of Semiconductor
Testing and Burn-In Business In Shanghai, China
     Van Nuys, CA, — January 17, 2006 — Trio-Tech International (AMEX:TRT) announced today that it has completed the previously announced acquisition of all of the outstanding shares of Globetronics Shanghai Inc. (GSI), a semiconductor testing and burn-in business based in Shanghai, China, from Globetronics International Inc., a British company, for approximately $505,000 (U.S.) in cash.
     “This acquisition establishes Trio-Tech in the important Chinese semiconductor market for the first time,” said S.W. Yong, Chief Executive Officer of Trio-Tech. “Located on the Yangtze River Delta, Shanghai is one of China’s most economically developed regions, and has become a magnet for foreign investment by major semiconductor companies and a focal point for the Chinese chip manufacturing industry. This acquisition gives Trio-Tech the opportunity to grow its testing and burn-in services in China significantly in the years ahead.”
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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